Exhibit 99.1

Cover-All Technologies Inc. Elects Stephen Mulready to Board of Directors

Mr. Mulready Brings Depth of Industry and Regulatory Experience to Company's Board of Directors

FAIRFIELD, NEW JERSEY (December 1, 2009) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced the election of Stephen M. Mulready as an independent director to the Company’s Board of Directors. Mr. Mulready joins the Board effective today, December 1, 2009. With this election, Cover-All’s Board of Directors now stands at six, including four non-management directors. He will also be a member of the Audit committee.

Mr. Mulready has extensive senior management and board-level experience, with particular focus in the property and casualty insurance industry. He is the founder and chief executive officer of Blackpoint Associates, a firm that provides management consulting services. From 2005 to 2008, Mr. Mulready was CEO of AIX Holdings, Inc., a specialty property and casualty program insurance company, utilizing alternative risk transfer structures and captive vehicles to target a broad range of industries and business segments. During 2004 and 2005, he was a Board member of Alico, Inc., an agriculture and real estate company operating in Florida with a market cap of approximately $400 million and trading on NASDAQ, where he was a member of the Audit, Compensation, Nominating and Investment committees. From 1996 to 1999, he was CEO of Orion Specialty, a division of Orion Capital.  In 1999, Orion Capital was acquired by Royal and Sun Alliance, where Mr. Mulready held several senior level positions from 1999 through 2004, including President and CEO of the US Operations, where he oversaw a $3.6 billion premium base for all Commercial, Personal and Specialty businesses. Mr. Mulready began his career and spent over 25 years with Aetna Insurance and spent a year with Travelers Property & Casualty Insurance in an executive position.

Mr. Mulready commented, “I’m very pleased to be joining the Cover-All Board of Directors. I believe Cover-All today has an industry-leading product platform in their My Insurance Center™ that is generating excitement in the marketplace.  Having been a former customer of the company, I have seen the value of My Insurance Center™ first hand. Cover-All has continued to upgrade its products and services in order to more than meet the demands of its client base. I look forward to using my insurance industry experience to help Cover-All further its business plan.”

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Steve adds a tremendous depth of insurance industry and board experience at both public and private companies.  He is well known in the insurance industry and we are looking forward to working together to expand our offerings and customer base. His perspective about the challenges of building and managing insurance companies will be invaluable to us as we grow. We are excited to add him to our board of directors and are confident we will benefit from this expertise as we execute our strategic business plan.”

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted. Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30, 2009, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 13, 2009, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

Investor Contact:
Hayden IR
Brett Maas, Principal
(646) 536-7331
brett@haydenir.com